KEYSTONE CONSOLIDATED INDUSTRIES, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

Keystone Consolidated Industries, Inc.	CONTACT:
5430 LBJ Freeway, Suite 1740	Bert E. Downing, Jr.
Dallas, Texas 75240-2697	Vice President and Chief Financial Officer
(972) 458-0028	(972) 458-0028

KEYSTONE REPORTS FOURTH QUARTER 2006 RESULTS

DALLAS, TEXAS . . . March 28, 2007 . . . Keystone Consolidated Industries, Inc. (OTCBB: KYCN), reported net income of $12.6 million, or $1.26 per diluted share, in the fourth quarter of 2006 as compared to $9.2 million, or $0.92 per diluted share, in the fourth quarter of 2005. The increase in earnings was due primarily to a significantly higher pension credit during the fourth quarter of 2006, an extra week of operations as 2006 was a 53-week year as compared to a 52-week year in 2005 and higher per-ton selling prices partially offset by lower shipment volumes and an increased provision for income taxes.

Because the amount of the Company’s net periodic defined benefit pension and other postretirement benefit (“OPEB”) expense or credits are unrelated to the operating activities of the Company, Keystone measures its overall operating performance using operating income before net pension and OPEB expense or credits. A reconciliation of operating income as reported to operating income adjusted for pension and OPEB expense or credit is set forth in the following table.

	Three months ended December 31, 2006		Year ended December 31, 2006
	(In thousands)

	2005	2006	2005	2006
Operating income as reported	$10,499	$20,454	$22,718	$80,963
Defined benefit pension credit	(2,035)	(19,491)	(11,710)	(55,978)
OPEB expense (credit)	(2,071)	(1,997)	8,885	(8,297)
Operating income (loss) before pension/OPEB	$6,393	$(1,034)	$19,893	$16,688

The Company’s sales volumes and per-ton selling prices for the fourth quarter and full year of 2005 and 2006 were as follows:

	Three months ended December 31,		Three months ended December 31,		Year ended December 31,		Year ended December 31,
	Sales Volume		Selling Prices		Sales Volume		Selling Prices
	2005	2006	2005	2006	2005	2006	2005	2006
	(000 tons)		(Per ton)		(000 tons)		(Per ton)
Fabricated wire products	22	21	$1,054	$1,055	101	112	$1,090	$1,037
Welded wire reinforcement	17	13	858	892	71	67	881	870
Nails	5	3	674	624	17	18	742	692
Industrial wire	22	16	708	740	72	75	731	726
Coiled rebar	-	1	-	521	-	1	-	529
Wire rod	87	58	474	504	236	349	503	500
Billets	18	21	336	350	29	53	321	354
All products	171	133	607	638	526	675	696	645

The decrease in operating income before pension and OPEB for the fourth quarter of 2006 as compared to the same period in 2005 was primarily a result of lower shipment volumes during the fourth quarter of 2006 partially offset by higher per-ton selling prices. Shipment volumes were lower in 2006, despite an extra week of operations, as shipment volumes during the fourth quarter of 2005 were exceptional due to increased demand after the storms in the late summer of 2005. The higher per-ton selling prices during the fourth quarter of 2006 were due primarily to price increases the Company began implementing during the third quarter of 2006.

The decrease in operating income before pension and OPEB for the year ended December 31, 2006 as compared to the same period in 2005 was primarily due to lower overall per-ton selling prices and increased conversion costs resulting from production interruptions due to operating issues with our wire rod mill reheat furnace, partially offset by higher shipment volumes and lower costs for ferrous scrap and natural gas. The reheat furnace was overhauled during the fourth quarter of 2006 to avoid future production inefficiencies. The higher shipment volumes of wire rod and billets in 2006 were due to increased market demand and general supply shortages resulting from competitor production problems. These competitor problems subsided during the fourth quarter of 2006. The lower per-ton selling prices during 2006 were due primarily to significantly lower ferrous scrap costs, as the Company’s selling prices are influenced in part by the market cost of ferrous scrap. Keystone’s average per-ton ferrous scrap cost was $210 during 2006 as compared to $220 during 2005.

The increased pension credit in 2006 was primarily a result of a $277 million increase in plan assets from the end of 2004 to the end of 2005. Additionally, as a result of an agreement with certain of the Company’s retirees entered into in connection with Keystone’s emergence from Chapter 11, the Company’s postretirement benefit expense subsequent to its emergence from Chapter 11 has been substantially reduced.

Prior to its emergence from bankruptcy, Keystone incurred substantial legal and professional fees relative to its Chapter 11 proceedings and the associated reorganization activities. In addition, upon the Company’s emergence from Chapter 11 on August 31, 2005, the Company recognized a $32.5 million pre-tax gain from cancellation of debt.

The Company’s provisions for income taxes were not significant during 2005 and prior to the second quarter of 2006. Due to Keystone’s profitability during the first six months of 2006 and due to expectations of continued profitability, the Company had reversed its deferred income tax asset valuation allowance by the end of June 2006 and Keystone’s effective income tax rate during the last three quarters of 2006 is significantly higher than during 2005.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical in nature are forward-looking and are not statements of fact. Forward-looking statements represent the Company’s beliefs and assumptions based on currently available information. In some cases you can identify these forward-looking statements by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected" or comparable terminology, or by discussions of strategies or trends. Although Keystone believes the expectations reflected in forward-looking statements are reasonable, it does not know if these expectations will be correct. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause Keystone’s actual future results to differ materially from those described herein are the risks and uncertainties discussed from time to time in the Company’s filings with the SEC including, but not limited to, the following:

•	Future supply and demand for Keystone’s products (including cyclicality thereof),
•	Customer inventory levels,
•	Changes in raw material and other operating costs (such as ferrous scrap and energy)
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	Government regulations and possible changes therein,
•	Significant increases in the cost of providing medical coverage to employees,
•	The ultimate resolution of pending litigation,
•	International trade policies of the United States and certain foreign countries,
•	Operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The Company’s ability to renew or refinance credit facilities,
•	Any possible future litigation, and
•	Other risks and uncertainties as discussed in the Company’s filings with the SEC.

Should one or more of these risks materialize or if the consequences of such a development worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. Keystone disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income before pension and OPEB expense, which is used by the Company’s management to assess its performance. The Company believes disclosure of operating income before pension and OPEB expense provides useful information to investors because it allows investors to analyze the performance of the Company’s operations in the same way that the Company’s management assesses performance.

Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas. The Company is a leading manufacturer and distributor of fabricated wire products, welded wire reinforcement, industrial wire, coiled rebar and wire rod for the agricultural, industrial, construction, original equipment manufacturer and retail consumer markets. Keystone’s common stock is traded on the OTC Bulletin Board (Symbol: KYCN).

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KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2005	2006	2005	2006
	(unaudited)

Net sales	$104,246	$87,118	$367,545	$440,540
Cost of goods sold	92,867	83,508	329,589	405,719

Gross margin	11,379	3,610	37,956	34,821

Selling expense	1,605	1,707	6,247	6,864
General and administrative expense	3,381	2,938	11,816	11,269
Defined benefit pension credit	(2,035)	(19,491)	(11,710)	(55,978)
Other postretirement benefit expense (credit)	(2,071)	(1,997)	8,885	(8,297)

Total operating costs	880	(16,843)	15,238	(46,142)

Operating income	10,499	20,454	22,718	80,963

Nonoperating income (expense):
Corporate income (expense)	(888)	(669)	(2,525)	(1,213)
Interest expense	(1,176)	(992)	(3,992)	(4,720)
Interest income	46	202	266	361
Other income, net	722	169	993	75

Total nonoperating expense	(1,296)	(1,290)	(5,258)	(5,497)

Income before income taxes and reorganization items	9,203	19,164	17,460	75,466

Reorganization items:
Reorganization costs	15	(73)	(10,308)	(679)
Gain on cancellation of debt	161	-	32,510	-
Total reorganization items	176	(73)	22,202	(679)

Income before income taxes	9,379	19,091	39,662	74,787

Provision for income taxes	158	6,468	430	17,055

Net income	$9,221	$12,623	$39,232	$57,732

Basic income per share	$0.92	$1.26	$4.12	$5.77

Basic shares outstanding	10,000	10,000	10,046	10,000

Diluted income per share	$0.92	$1.26	$1.88	$5.77

Diluted shares outstanding	10,063	10,000	22,029	10,000